Exhibit 99.1

Bogota Financial Corp. Reports Results for the

Three and Six Months Ended June 30, 2023

NEWS PROVIDED BY

Bogota Financial Corp.

Teaneck, New Jersey, July 28, 2023 – Bogota Financial Corp. (NASDAQ: BSBK) (the “Company”), the holding company for Bogota Savings Bank (the “Bank”), reported net income for the three months ended June 30, 2023 of $857,000, or $0.07 per basic and diluted share, compared to net income of $1.6 million, or $0.12 per basic and diluted share, for the three months ended June 30, 2022. The Company reported net income for the six months ended June 30, 2023 of $1.8 million, or $0.14 per basic and diluted shares, compared to net income of $3.0 million, or $0.22 per basic and diluted share, for the six months ended June 30, 2022.

On October 3, 2022, the Company announced it had received regulatory approval for the repurchase of up to 556,631 shares of its common stock, which was approximately 10% of its then outstanding common stock (excluding shares held by Bogota Financial, MHC). As of June 30, 2023, all shares under this program have been repurchased, including the repurchase of 196,259 shares of stock during the six months ended June 30, 2023 at a cost of $2.1 million.

On May 24, 2023, the Company announced it had received regulatory approval for the repurchase of up to 249,920 shares of its common stock, which was approximately 5% of its then outstanding common stock (excluding shares held by Bogota Financial, MHC). As of June 30, 2023, 20,300 shares have been repurchased under this program at a cost of $165,000.

Other Financial Highlights:

•

Total assets decreased $20.1 million, or 2.1%, to $931.0 million at June 30, 2023 from $951.1 million at December 31, 2022, due to a decrease in loans and securities, offset by an increase in cash and cash equivalents.

•	Cash and cash equivalents increased $12.2 million, or 72.3%, to $29.0 million at June 30, 2023 from $16.8 million at December 31, 2022.

•	Net loans decreased $13.1 million, or 1.8%, to $705.9 million at June 30, 2023 from $719.0 million at December 31, 2022.

•

Total deposits were $656.6 million, decreasing $44.9 million, or 6.4%, as compared to $701.4 million at December 31, 2022, primarily due to a $67.6 million decrease in checking, savings and money market accounts , offset by an $18.6 million increase in noninterest-bearing deposits and a $4.2 million increase in certificates of deposit. The average rate paid on deposits at June 30, 2023 increased 90 basis points to 2.72% at June 30, 2023 from 1.82% at December 31, 2022 due to higher interest rates and a larger percentage of deposits consisting of higher-costing certificates of deposit.

•	Federal Home Loan Bank advances increased $24.9 million, or 24.4% to $127.2 million at June 30, 2023 from $102.3 million as of December 31, 2022.

•	Annualized return on average assets was 0.40% for the six-month period ended June 30, 2023 compared to 0.73% for six-month period ended June 30, 2022.

•	Annualized return on average equity was 2.68% for the six-month period ended June 30, 2023 compared to 4.26% for the six-month period ended June 30, 2022.

•

Upon adoption of the CECL method of calculating the allowance for credit losses on January 1, 2023, the Bank recorded a one-time decrease, net of tax, in retained earnings of $220,000, an increase to the allowance for credit losses of $157,000 and an increase in the reserve for unfunded liabilities of $152,000.

Joseph Coccaro, President and Chief Executive Officer, said, “Higher interest rates along with an inverted yield curve have continued to impact our net interest margin. Our net income and return on average assets for the first six months of 2023 are disappointing when compared to 2022 results due to the increased in deposit costs outpacing our ability to produce offsetting growth in loan revenue.

“The Bank continues to be prudent in its lending and interest rate risk management. We remain well capitalized with substantial reserve sources of liquidity. We are currently working on our new branch in Upper Saddle River, NJ, which will be the Bank’s seventh stand-alone branch. The Bank anticipates this new office will open in September.”

Mr. Coccaro further stated, “Our balance sheet is well positioned for the balance of the year and we will focus on delivering excellent services to our customers. We continue to repurchase shares of our common stock which will drive additional shareholder value. “

Income Statement Analysis

Comparison of Operating Results for the Three Months Ended June 30, 2023 and June 30, 2022

Net income decreased by $785,000, or 47.8%, to $857,000 for the three months ended June 30, 2023 from $1.6 million for the three months ended June 30, 2022. This decrease was primarily due to a decrease of $1.4 million in net interest income offset by a decrease of $225,000 in the provision for credit losses and a decrease of $410,000 in income tax expense.

Interest income increased $2.5 million, or 36.1%, from $6.9 million for the three months ended June 30, 2022 to $9.4 million for the three months ended June 30, 2023 due to increases in the average balances of and higher yields on interest earning assets.

Interest income on cash and cash equivalents increased $121,000, or 432.1%, to $149,000 for the three months ended June 30, 2023 from $28,000 for the three months ended June 30, 2022 due a 425 basis point increase in the average yield from 0.55% for the three months ended June 30, 2022 to 4.80% for the three months ended June 30, 2023 due to the higher interest rate environment. This was offset by an $8.3 million decrease in the average balance to $12.4 million for the three months ended June 30, 2023 from $20.7 million for the three months ended June 30, 2022, reflecting the use of excess liquidity to fund loan originations.

Interest income on loans increased $2.3 million, or 39.2%, to $8.1 million for the three months ended June 30, 2023 compared to $5.8 million for the three months ended June 30, 2022 due primarily to $118.5 million increase in the average balance to $712.2 million for the three months ended June 30, 2023 from $593.7 million for the three months ended June 30, 2022 and a 64 basis point increase in the average yield from 3.95% for the three months ended June 30, 2022 to 4.59% for the three months ended June 30, 2023. The increase was offset by a $347,000 reserve for nonaccrual interest on a delinquent construction loan.

Interest income on securities increased $38,000, or 3.9%, to $1.0 million for the three months ended June 30, 2023 from $979,000 for the three months ended June 30, 2022 due primarily due to a 63 basis point increase in the average yield from 2.15% for the three months ended June 30, 2022 to 2.78% for the three months ended June 30, 2023 offset by a $36.1 million decrease in the average balance to $146.2 million for the three months ended June 30, 2023 from $182.3 million for the three months ended June 30, 2022.

Interest expense increased $3.9 million, or 324.0%, from $1.2 million for the three months ended June 30, 2022 to $5.1 million for the three months ended June 30, 2023 due to increases in the average balance and higher costs on interest -bearing liabilities.

Interest expense on interest-bearing deposits increased $3.4 million, or 395.5%, to $4.2 million for the three months ended June 30, 2023 from $850,000 for the three months ended June 30, 2022. The increase was due to a 209 basis point increase in the average cost of deposits to 2.68% for the three months ended June 30, 2023 from 0.59% for the three months ended June 30, 2022. The increase in the average cost of deposits was due to the higher interest rate environment and an increase in the average balances of certificates of deposit of $139.4 million to $494.0 million for the three months ended June 30, 2023 from $354.6 million for the three months ended June 30, 2022.

Interest expense on Federal Home Loan Bank borrowings increased $547,000, or 153.5%, from $356,000 for the three months ended June 30, 2022 to $903,000 for the three months ended June 30, 2023. The increase was due to an increase in the average cost of 142 basis points to 3.01% for the three months ended June 30, 2023 from 1.59% for the three months ended June 30, 2022 due to the new borrowings at higher rates. The increase was also due to an increase in the average balance of borrowings of $34.0 million to $120.5 million for the three months ended June 30, 2023 from $86.4 million for the three months ended June 30, 2022.

Net interest income decreased $1.4 million, or 24.8%, to $4.3 million for the three months ended June 30, 2023 from $5.7 million for the three months ended June 30, 2022. The decrease reflected a 116 basis point decrease in our net interest rate spread to 1.57% for the three months ended June 30, 2023 from 2.73% for the three months ended June 30, 2022. Our net interest margin decreased 89 basis points to 1.96% for the three months ended June 30, 2023 from 2.85% for the three months ended June 30, 2022.

We recorded a $125,000 recovery for credit losses for the three months ended June 30, 2023 compared to a $100,000 provision for loan losses for the three-month period ended June 30, 2022. The Bank had a decrease in the loan portfolio and continues to have a low level of delinquent and non-accrual loans in the portfolio, as well as no charge-offs.

Non-interest income increased by $29,000, or 11.7%, to $283,000 for the three months ended June 30, 2023 from $254,000 for the three months ended June 30, 2022. Gain on sale of loans increased $16,000 and bank-owned life insurance income increased $21,000, or 12.2%, due higher balances during 2023. These increases were partially offset by a decrease in fee and service charges and other income of $7,000.

For the three months ended June 30, 2023, non-interest expense increased $38,000, or 1.1%, over the comparable 2022 period. Salaries and employee benefits increased $202,000, or 9.6%, due to a higher employee count. Director fees decreased $44,000, or 21.7%, due to lower pension expense. FDIC insurance premiums increased $73,000 or 135.4%, due to a higher assessment rate in 2023. The increase in advertising expense of $5,000, or 5.4%, was due to additional promotions for branch locations and new promotions on deposit and loan products. Data processing expense decreased $96,000 or 28.9%, professional fees decreased $37,000 or 24.7% and other expense decreased $81,000, or 25.2% due to lower deferred compensation expense and other various expenses.

Income tax expense decreased $410,000, or 65.8%, to $213,000 for the three months ended June 30, 2023 from $623,000 for the three months ended June 30, 2022. The increase was due to $1.2 million of lower taxable income. The effective tax rate for the three months ended June 30, 2023 and 2022 were 19.91% and 27.51%, respectively.

Comparison of Operating Results for the Six Months Ended June 30, 2023 and June 30, 2022

Net income decreased by $1.2 million, or 39.2%, to $1.8 million for the six months ended June 30, 2023 from $3.0 million for the six months ended June 30, 2022. This decrease was primarily due to a decrease of $2.0 million in net interest income offset by a decrease of $225,000 in the provision for credit losses and a decrease of $637,000 in income tax expense.

Interest income increased $5.2 million, or 39.7%, from $13.2 million for the six months ended June 30, 2022 to $18.4 million for the six months ended June 30, 2023 due to increases in the average balances of and higher yields on interest-earning assets.

Interest income on cash and cash equivalents increased $197,000, or 345.6%, to $254,000 for the six months ended June 30, 2023 from $57,000 for the six months ended June 30, 2022 due a 457 basis point increase in the average yield from 0.25% for the six months ended June 30, 2022 to 4.82% for the six months ended June 30, 2023 due to the higher interest rate environment. This was offset by a $35.4 million decrease in the average balance to $10.6 million for the six months ended June 30, 2023 from $46.0 million for the six months ended June 30, 2022, reflecting the use of excess liquidity to fund loan originations and purchase investment securities.

Interest income on loans increased $4.5 million, or 39.1%, to $15.8 million for the six months ended June 30, 2023 compared to $11.4 million for the six months ended June 30, 2022 due primarily to a $132.3 million increase in the average balance to $715.1 million for the six months ended June 30, 2023 from $582.8 million for the six months ended June 30, 2022 and a 53 basis point increase in the average yield from 3.92% for the six months ended June 30, 2022 to 4.45% for the six months ended June 30, 2023. The increase was offset by a $617,000 reserve for nonaccrual interest on a delinquent construction loan.

Interest income on securities increased $476,000, or 29.1%, to $2.1 million for the six months ended June 30, 2023 from $1.6 million for the six months ended June 30, 2022 due primarily to a 70 basis point increase in the average yield from 2.04% for the six months ended June 30, 2022 to 2.74% for the six months ended June 30, 2023. The increase was offset by a $6.7 million decrease in the average balance of securities to $154.0 million for the six months ended June 30, 2023 from $160.7 million for the six months ended June 30, 2022.

Interest expense increased $7.2 million, or 306.7%, from $2.4 million for the six months ended June 30, 2022 to $9.6 million for the six months ended June 30, 2023 due to increases in the average balance of and higher costs on interest-bearing liabilities.

Interest expense on interest-bearing deposits increased $6.3 million, or 372.9%, to $7.9 million for the six months ended June 30, 2023 from $1.7 million for the six months ended June 30, 2022. The increase was due to a 187 basis point increase in the average cost of interest-bearing deposits to 2.46% for the six months ended June 30, 2023 from 0.59% for the six months ended June 30, 2022. The increase in the average cost of deposits was due to the higher interest rate environment and an increase in the average balances of certificates of deposit of $145.8 million to $498.7 million for the six months ended June 30, 2023 from $352.8 million for the six months ended June 30, 2022.

Interest expense on Federal Home Loan Bank borrowings increased $994,000, or 144.9%, from $686,000 for the six months ended June 30, 2022 to $1.7 million for the six months ended June 30, 2023. The increase was due to an increase in the average cost of 155 basis points to 3.19% for the six months ended June 30, 2023 from 1.64% for the six months ended June 30, 2022 due to the new borrowings at higher rates. The increase was also due to an increase in the average balance of borrowings of $21.7 million to $106.1 million for the six months ended June 30, 2023 from $84.4 million for the six months ended June 30, 2022.

Net interest income decreased $2.0 million, or 18.6%, to $8.8 million for the six months ended June 30, 2023 from $10.8 million for the six months ended June 30, 2022. The increase reflected a 100 basis point decrease in our net interest rate spread to 1.61% for the six months ended June 30, 2023 from 2.61% for the six months ended June 30, 2022. Our net interest margin decreased 74 basis points to 2.01% for the six months ended June 30, 2023 from 2.75% for the six months ended June 30, 2022.

We recorded a $125,000 recovery of credit losses for the six months ended June 30, 2023 compared to a $100,000 provision for loan losses for the six-month period ended June 30, 2022. The Bank had a decrease in the loan portfolio as well as no charge-offs. As of January 1, 2023 the Bank adopted CECL and recorded a one-time adjustment of $157,000 to the allowance for credit losses.

Non-interest income decreased by $31,000, or 5.3%, to $567,000 for the six months ended June 30, 2023 from $598,000 for the six months ended June 30, 2022. Gain on sale of loans decreased $58,000, or 66.2% as loan originations were lower in 2023. Other income decreased $33,000 or 34.0%. These decreases were partially offset by an increase in income from bank-owned life insurance of $51,000, or 15.6%, due to higher balances during 2023.

For the six months ended June 30, 2023, non-interest expense increased $14,000, or 0.2%, over the comparable 2022 period. Salaries and employee benefits increased $301,000, or 7.2%, due to a higher employee count. Director fees decreased $100,000, or 23.8%, due to lower pension expense. FDIC insurance premiums increased $79,000 or 73.3% due to a higher assessment rate in 2023. Data processing decreased $97,000 or 15.9%, due to the timing of an invoice. The increase in advertising expense of $31,000, or 14.6%, was due to additional promotions for branch locations and new promotions on deposit and loan products. Other expense decreased $223,000, or 34.7%, due to lower deferred compensation expense and other various expenses.

Income tax expense decreased $637,000, or 55.5%, to $511,000 for the six months ended June 30, 2023 from $1.1 million for the six months ended June 30, 2022. The increase was due to $1.9 million, or 43.7%, of lower taxable income. The effective tax rate for the six months ended June 30, 2023 and 2022 were 21.65% and 27.40%, respectively.

Balance Sheet Analysis

Total assets were $931.0 million at June 30, 2023, representing an decrease of $20.1 million, or 2.1%, from December 31, 2022. Cash and cash equivalents increased $12.2 million during the period primarily due to loan payments received and proceeds from the call and maturity of securities. Net loans decreased $13.1 million, or 1.8%, due to $45.0 million in repayments, partially offset by new production of $31.9 million, consisting of mainly residential real estate loans and home equity loans. Securities held to maturity decreased $7.6 million or 9.8% and securities available for sale decreased $13.9 million or 16.3%, due to the repayments of mortgage-backed securities and maturities of corporate bonds.

Delinquent loans increased $11.3 million during the six-month period ended June 30, 2023, finishing at $12.8 million or 1.82% of total loans. The increase was due to one commercial construction loan located in Totowa New Jersey with a balance of $10.9 million with a loan to value ratio of 46%. During the same timeframe, non-performing assets increased to $12.9 million and were 1.35% of total assets at June 30, 2023. The Company’s allowance for credit losses was 0.39% of total loans and 21.04% of non-performing loans at June 30, 2023 compared to 0.36% of total loans and 136.3% of non-performing loans at December 31, 2022.

Total liabilities decreased $19.6 million, or 2.4%, to $791.8 million mainly due to a $44.9 million decrease in deposits, offset by a $24.9 million increase in borrowings. Total deposits decreased $44.9 million, or 6.4%, to $656.6 million at June 30, 2023 from $701.4 million at December 31, 2022. The decrease in deposits reflected decreases in NOW, money market and savings accounts, which decreased by $67.6 million from $170.2 million at December 31, 2022 to $102.5 million at June 30, 2023, offset by an increase in certificate of deposit accounts, which increased by $4.2 million to $496.8 million from $492.6 million at December 31, 2022. At June 30, 2023, uninsured deposits represented 8.4% of the Bank’s total deposits. Federal Home Loan Bank advances increased $24.9 million, or 24.4%, due to new advances for loan funding and to replace the decreasing level of deposits. Total borrowing capacity at the Federal Home Loan Bank is $330.4 million of which $127.0 million is advanced.

Stockholders’ equity decreased $460,000 to $139.2 million, due to increased accumulated other comprehensive loss for securities available for sale of $438,000 and the repurchase of 216,559 shares of stock during the quarter at a cost of $2.2 million, offset by net income of $1.8 million for the six months ended June 30, 2023. At June 30, 2023, the Company’s ratio of average stockholders’ equity-to-total assets was 15.96%, compared to 17.08% at June 30, 2022.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from six offices located in Bogota, Hasbrouck Heights, Newark, Oak Ridge, Parsippany and Teaneck, New Jersey and operates a loan production office in Spring Lake, New Jersey.

Forward-Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, potential recessionary conditions, real estate market values in the Bank’s lending area changes in the quality of our loan and security portfolios, increases in non-performing and classified loans, changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, failure to retain or attract employees and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(unaudited)

	As of	As of
	June 30, 2023	December 31, 2022
Assets
Cash and due from banks	$11,182,811	$8,160,028
Interest-bearing deposits in other banks	17,830,534	8,680,889

Cash and cash equivalents	29,013,345	16,840,917
Securities available for sale, at fair value	71,214,603	85,100,578
Securities held to maturity (fair value of $61,757,095 and $70,699,651, respectively)	69,809,580	77,427,309
Loans, net of allowance of $2,785,949 and $2,578,174, respectively	705,946,085	719,025,762
Premises and equipment, net	7,794,147	7,884,335
Federal Home Loan Bank (FHLB) stock and other restricted securities	6,796,500	5,490,900
Accrued interest receivable	3,530,119	3,966,651
Core deposit intangibles	235,703	267,272
Bank-owned life insurance	30,582,525	30,206,325
Other assets	6,077,643	4,888,954

Total Assets	$931,000,250	$951,099,003

Liabilities and Equity
Non-interest bearing deposits	$57,126,460	$38,653,349
Interest bearing deposits	599,430,335	662,758,100

Total deposits	656,556,795	701,411,449
FHLB advances-short term	21,000,000	59,000,000
FHLB advances-long term	106,244,411	43,319,254
Advance payments by borrowers for taxes and insurance	3,678,576	3,174,661
Other liabilities	4,321,990	4,534,516

Total liabilities	791,801,772	811,439,880

Stockholders’ Equity
Preferred stock $0.01 par value 1,000,000 shares authorized, none issued and outstanding at June 30, 2023 and December 31, 2022	—	—
Common stock $0.01 par value, 30,000,000 shares authorized, 13,482,457 issued and outstanding at June 30, 2023 and 13,699,016 at December 31, 2022	134,824	136,989
Additional paid-in capital	57,301,002	59,099,476
Retained earnings	93,383,881	91,756,673
Unearned ESOP shares (423,232 shares at June 30, 2023 and 436,495 shares at December 31, 2022)	(4,972,400)	(5,123,002)
Accumulated other comprehensive loss	(6,648,829)	(6,211,013)

Total stockholders’ equity	139,198,478	139,659,123

Total liabilities and stockholders’ equity	$931,000,250	$951,099,003

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended June 30,		Six months Ended June 30,
	2023	2022	2023	2022
Interest income
Loans	$8,141,719	$5,848,522	$15,841,157	$11,385,602
Securities
Taxable	996,338	932,714	2,047,598	1,569,835
Tax-exempt	20,232	46,282	65,134	67,278
Other interest-earning assets	248,914	83,682	470,503	167,495

Total interest income	9,407,203	6,911,200	18,424,392	13,190,210

Interest expense
Deposits	4,210,984	849,808	7,925,981	1,675,992
FHLB advances	902,839	356,203	1,680,193	686,036

Total interest expense	5,113,823	1,206,011	9,606,174	2,362,028

Net interest income	4,293,380	5,705,189	8,818,218	10,828,182
(Recovery) provision for credit losses	(125,000)	100,000	(125,000)	100,000

Net interest income after (recovery) provision for credit losses	4,418,380	5,605,189	8,943,218	10,728,182

Non-interest income
Fees and service charges	45,700	50,478	97,852	89,796
Gain (loss) on sale of loans	16,150	(217)	29,375	86,913
Bank-owned life insurance	190,147	169,449	376,200	325,442
Other	31,479	34,007	63,328	95,989

Total non-interest income	283,476	253,717	566,755	598,140

Non-interest expense
Salaries and employee benefits	2,301,236	2,098,897	4,463,605	4,162,244
Occupancy and equipment	358,757	342,381	741,544	686,810
FDIC insurance assessment	127,119	54,000	187,119	108,000
Data processing	235,095	330,840	512,192	609,187
Advertising	96,083	91,145	243,383	212,290
Director fees	159,338	203,534	318,675	418,325
Professional fees	114,018	151,490	263,268	295,753
Other	240,562	321,585	419,770	642,538

Total non-interest expense	3,632,208	3,593,872	7,149,556	7,135,147

Income before income taxes	1,069,648	2,265,034	2,360,417	4,191,175
Income tax expense	213,007	623,027	511,069	1,148,271

Net income	$856,641	$1,642,007	$1,849,348	$3,042,904

Earnings per Share—basic	$0.07	$0.12	$0.14	$0.22
Earnings per Share—diluted	$0.07	$0.12	$0.14	$0.22
Weighted average shares outstanding—basic	13,079,302	13,662,222	13,137,522	13,760,002
Weighted average shares outstanding—diluted	13,081,158	13,701,674	13,162,056	13,800,168

BOGOTA FINANCIAL CORP.

SELECTED RATIOS

(unaudited)

	At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,
	2023	2022	2023	2022
Performance Ratios (1):
Return on average assets (2)	0.37%	0.95%	0.40%	0.73%
Return on average equity (3)	2.46%	5.56%	2.68%	4.26%
Interest rate spread (4)	1.57%	2.73%	1.61%	2.61%
Net interest margin (5)	1.96%	2.85%	2.01%	2.75%
Efficiency ratio (6)	79.36%	60.31%	76.18%	62.44%
Average interest-earning assets to average interest-bearing liabilities	116.72%	120.42%	117.09%	121.36%
Net loans to deposits	107.52%	103.19%	107.52%	103.19%
Average equity to assets (7)	14.94%	16.05%	14.82%	16.05%
Capital Ratios:
Tier 1 capital to average assets			15.96%	17.08%
Asset Quality Ratios:
Allowance for credit losses as a percent of total loans			0.39%	0.36%
Allowance for credit losses as a percent of non-performing loans			21.04%	120.83%
Net charge-offs to average outstanding loans during the period			0.00%	0.00%
Non-performing loans as a percent of total loans			1.87%	0.29%
Non-performing assets as a percent of total assets			1.42%	0.21%

(1)	Performance ratios are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average stockholders’ equity.
(4)

Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income yield is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5%.

(5)	Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5%.
(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(7)	Represents average stockholders’ equity divided by average total assets.

LOANS

Loans are summarized as follows at June 30, 2023 and December 31, 2022:

	June 30, 2023	December 31, 2022
	(unaudited)
Real estate:
Residential First Mortgage	$461,055,826	$466,100,627
Commercial and Multi-Family Real Estate	167,768,947	162,338,669
Construction	48,678,333	61,825,478
Commercial and Industrial	3,692,425	1,684,189
Consumer:
Home Equity and Other Consumer	27,536,504	29,654,973

Total loans	708,732,035	721,603,936
Allowance for credit losses	(2,785,950)	(2,578,174)

Net loans	$705,946,085	$719,025,762

The following tables set forth the distribution of total deposit accounts, by account type, at the dates indicated.

	At June 30,			At December 31,
	2023			2022
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(Dollars in thousands)
			(unaudited)
Noninterest bearing demand accounts	$57,253,453	8.72%	—%	$38,653,472	5.52%	—%
NOW accounts	34,344,305	5.23	1.54	82,720,214	11.79	0.88
Money market accounts	20,405,960	3.11	0.30	30,037,106	4.28	0.32
Savings accounts	47,790,710	7.28	1.79	57,407,955	8.18	0.49
Certificates of deposit	496,762,367	75.66	3.31	492,592,702	70.23	2.37

Total	$656,556,795	100.00%	2.72%	$701,411,449	100.00%	1.82%

Average Balance Sheets and Related Yields and Rates

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material.

	Three Months Ended June 30,
	2023			2022
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost (3)

	(Dollars in thousands)
	(unaudited)
Assets:
Cash and cash equivalents	$12,449	$149	4.80%	$20,723	$28	0.55%
Loans	712,201	8,142	4.59%	593,705	5,849	3.95%
Securities	146,225	1,017	2.78%	182,338	979	2.15%
Other interest-earning assets	6,358	99	6.26%	4,891	55	4.53%

Total interest-earning assets	877,233	9,407	4.30%	801,657	6,911	3.46%
Non-interest-earning assets	54,156			54,038

Total assets	$931,389			$855,695

Liabilities and equity:
NOW and money market accounts	$88,256	$355	1.61%	$158,552	$217	0.55%
Savings accounts	48,875	92	0.75%	66,095	43	0.26%
Certificates of deposit	493,986	3,764	3.06%	354,600	590	0.67%

Total interest-bearing deposits	631,117	4,211	2.68%	579,247	850	0.59%
Federal Home Loan Bank advances (1)	120,485	903	3.01%	86,445	356	1.59%

Total interest-bearing liabilities	751,602	5,114	2.73%	665,692	1,206	0.73%

Non-interest-bearing deposits	38,841			38,132
Other non-interest-bearing liabilities	1,768			5,556

Total liabilities	792,211			709,380
Total equity	139,178			146,315

Total liabilities and equity	$931,389			$855,695

Net interest income		$4,293			$5,705

Interest rate spread (2)			1.57%			2.73%
Net interest margin (3)			1.96%			2.85%
Average interest-earning assets to average interest-bearing liabilities	116.72%			120.42%

1.

Cash flow hedges are used to manage interest rate risk. During the three months ended June 30, 2023, the net effect on interest expense on the Federal Home Loan Bank advances was a reduced expense of $92,000.

2.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
3.	Net interest margin represents net interest income divided by average total interest-earning assets.

	Six Months Ended June 30,
	2023			2022
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost (3)

	(Dollars in thousands)
	(unaudited)
Assets:
Cash and cash equivalents	$10,634	$254	4.82%	$45,991	$57	0.25%
Loans	715,066	15,841	4.45%	582,826	11,386	3.92%
Securities	154,049	2,113	2.74%	160,688	1,637	2.04%
Other interest-earning assets	5,851	216	7.40%	4,864	110	4.54%

Total interest-earning assets	885,600	18,424	4.18%	794,369	13,190	3.33%
Non-interest-earning assets	54,482			52,429

Total assets	$940,082			$846,798

Liabilities and equity:
NOW and money market accounts	$100,419	$735	1.48%	$151,044	$437	0.58%
Savings accounts	51,233	162	0.64%	66,338	86	0.26%
Certificates of deposit	498,652	7,029	2.84%	352,824	1,153	0.66%

Total interest-bearing deposits	650,304	7,926	2.46%	570,206	1,676	0.59%
Federal Home Loan Bank advances (1)	106,061	1,680	3.19%	84,374	686	1.64%

Total interest-bearing liabilities	756,365	9,606	2.56%	654,580	2,362	0.73%

Non-interest-bearing deposits	38,266			40,545
Other non-interest-bearing liabilities	6,146			6,755

Total liabilities	800,777			701,880
Total equity	139,305			144,918

Total liabilities and equity	$940,082			$846,798

Net interest income		$8,818			$10,828

Interest rate spread (2)			1.61%			2.61%
Net interest margin (3)			2.01%			2.75%
Average interest-earning assets to average interest-bearing liabilities	117.09%			121.36%

1.

Cash flow hedges are used to manage interest rate risk. During the six months ended June 30, 2023, the net effect on interest expense on the Federal Home Loan Bank advances was a reduced expense of $139,000.

2.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
3.	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Three Months Ended June 30, 2023 Compared to Three Months Ended June 30, 2022			Six Months Ended June 30, 2023 Compared to Six Months Ended June 30, 2022
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net

	(In thousands)
	(unaudited)
Interest income:
Cash and cash equivalents	$(81)	$202	$121	$(162)	$359	$197
Loans receivable	1,266	1,027	2,293	2,792	1,663	4,455
Securities	(911)	949	38	(191)	667	476
Other interest earning assets	19	25	44	26	80	106

Total interest-earning assets	293	2,203	2,496	2,465	2,769	5,234

Interest expense:
NOW and money market accounts	(603)	741	138	(430)	728	298
Savings accounts	(73)	122	49	(58)	134	76
Certificates of deposit	315	2,859	3,174	654	5,222	5,876
Federal Home Loan Bank advances	167	380	547	213	781	994

Total interest-bearing liabilities	(194)	4,102	3,908	379	6,865	7,244

Net increase (decrease) in net interest income	$487	$(1,899)	$(1,412)	$2,086	$(4,096)	$(2,010)

Contacts

Joseph Coccaro – President & CEO, 201-862-0660 ext. 1110